UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

250 East Wisconsin Avenue, Suite 1900 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 19, 2014, Physicians Realty Trust (the “Company”) through its operating partnership, Physicians Realty L.P. (“Operating Partnership”), entered into and closed an agreement of sale and purchase (the “Agreement”) with Foundation Bariatric Real Estate of San Antonio, LLLP (the “Seller”) to purchase the surgical hospital located in San Antonio, Texas. The hospital occupies approximately 46,000 square feet, is 100% occupied and is being acquired for approximately $18.9 million in cash minus an amount equal to the principal balance, accrued interest and fees related to certain indebtedness with respect the surgical hospital to be assumed by the Company at the closing (“Property Debt”). As of February 19, 2014, the principal balance of the Property Debt was approximately $10.8 million.  The surgical hospital is leased to Foundation Bariatric Hospital of San Antonio, L.L.C (“Lessee”).  In addition, on February 10, 2014, the Operating Partnership agreed to purchase a nearby medical office building for $6.8 million in cash from Foundation Bariatric Real Estate of Huebner, L.P., an affiliate of Seller. The acquisition of the medical office building is subject to customary closing conditions.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits

(a) Financial Statements of Property Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d) Exhibit 99.1 is attached to this 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release, dated February 20, 2014, issued by Physicians Realty Trust